PROSPECTUS SUPPLEMENT NO. 5	Filed Pursuant to Rule 424(b)(7)
(TO PROSPECTUS DATED JUNE 8, 2007)	Registration No. 333-143615
$200,000,000
ARVINMERITOR, INC.
4.00% CONVERTIBLE SENIOR NOTES DUE 2027
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
     This prospectus supplement no. 5 supplements and amends the prospectus dated June 8, 2007, as previously supplemented and amended by prospectus supplement no. 1, dated June 14, 2007; prospectus supplement no. 2, dated June 20, 2007; prospectus supplement no. 3, dated June 27, 2007; and prospectus supplement no. 4, dated July 2, 2007 (as so supplemented and amended, the “prospectus”), relating to the resale from time to time by certain selling securityholders of our 4.00% Convertible Senior Notes due 2027 and shares of our common stock issuable upon conversion of the notes.
     This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.
     The information appearing in the table below, which is based on information provided by or on behalf of the named selling securityholders, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the prospectus. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $200,000,000 aggregate initial principal amount of notes outstanding. The number of shares of common stock owned prior to the offering excludes shares of common stock issuable upon conversion of the notes. The number of shares of common stock offered hereby is based on the initial conversion rate equivalent to 37.4111 shares of common stock per $1,000 initial principal amount of notes and a cash payment in lieu of any fractional share.

			Common
	Principal Amount of		Stock
	Notes Beneficially	Percentage	Owned	Common
	Owned and Offered	of Notes	Prior to the	Stock Offered
Selling Securityholder	Hereby (1)	Outstanding	Offering	Hereby
Highbridge Convertible Arbitrage Master Fund LP	$2,000,000	1.0%	—	74,822
Highbridge International LLC	5,000,000	2.5%	—	187,055

(1)	We believe any excess of the total amount of registered sales by selling securityholders is the result of (i) sales by selling securityholders who previously registered their securities in unregistered exempt transactions and the subsequent registration by the purchasers thereof, or (ii) registration by selling securityholders who had acquired their securities in a previously registered transaction.
          Investing in the notes and the underlying shares of common stock involves significant risks. See “Risk Factors” beginning on page 8 of the prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 25, 2007.